UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2007

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 2, 2007, our board of directors approved a donation of $10 million in cash to the ADC Foundation. The donation is expected to be completed by the end of our 2007 fiscal year. The ADC Foundation is a non-profit corporation that represents the charitable arm of ADC Telecommunications, Inc. It was founded in 1999. The foundation's goal is to provide social and economic value by encouraging employee contributions and by making direct grants primarily in two strategic focus areas: mathematics and science education, and nonprofit access to technology. The ADC Foundation has also supported certain other social and cultural organizations and disaster relief efforts. The ADC Foundation makes charitable grants in major ADC communities in the U.S. and six other countries where ADC does business. A donation to the ADC Foundation by ADC was made in 2000, at which time ADC stated its intent that the Foundation be more fully funded by subsequent donations. That donation has helped to fund the ADC Foundation's charitable activities for the past several years. At this time, the planned donation for 2007 is expected to fund the operations and charitable giving of the ADC Foundation for several years to come.

The 2000 donation was made from the proceeds of an investment. Similarly, the current $10 million donation is being made out of the net proceeds from the previously announced $57 million gain from the sale of stock of BigBand Networks, Inc. in the second quarter of 2007. We received the BigBand stock in connection with the sale of our IP cable business unit in 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 2, 2007	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President, Chief Financial Officer